SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant X

Filed by a Party other than the Registrant

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Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

XDefinitive Additional Materials Soliciting Material under §240.14a-12

VOYA PRIME RATE TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XNo fee required.

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Voya Prime Rate Trust

Dear Shareholder:

We are asking you to protect your investment in Voya Prime Rate Trust (NYSE: PPR) (the "Trust") from the actions of a New York-based hedge fund and its affiliates (collectively, "Saba"). As it has done with similar funds, Saba is focused on generating short-term profits without taking sufficient account of the adverse effects its actions may have on the other shareholders. We believe, if approved, Saba's proposals will harm long-term income-seeking shareholders for its own gain.

The Board takes its fiduciary duties seriously and always seeks to act in the best interests of all shareholders. In order for all shareholders to benefit: Vote "FOR" your Board-approved nominees (Proposal 1) and "AGAINST" Saba's proposal requesting a tender offer (Proposal 2) on the enclosed WHITE proxy card.

The Trust has consistently delivered on its objective to provide shareholders with as high a level of current income as is consistent with the preservation of capital, while investing in a portfolio of senior loans. Saba is trying to coerce your Trust to take short-term actions that will profit the hedge fund at your expense and at the risk of endangering your fundamental primary investment objective.

The hedge fund is a short-term investor with a long history of taking significant positions in closed-end investment companies and engaging in aggressive activities to maximize the value of its own investments in ways that are potentially detrimental to the interests of other shareholders. The hedge fund has taken a significant position in the Trust and is now attempting to install individuals on the Board who have been chosen by Saba and who we believe would be partial to Saba's short-term goals. If elected, those individuals would replace the entire existing Board.

The Board is devoted to overseeing and safeguarding your investment in the Trust. But we need you to act. We ask that you please take a moment to cast your vote "FOR" the Board-approved nominees listed on the enclosed WHITE proxy card and "AGAINST" Saba's proposal. Voting takes just a few minutes and can be done by mail, phone or online. Please follow the voting instructions on the enclosed proxy card.

Don't let a hedge fund seeking short-term profits put its interests above yours. You can read about the extensive qualifications and experience of each Board member and Board-approved nominee in the enclosed proxy statement.

Be aware that Saba may contact you to solicit your vote. Please do not mail in any other proxy card that you might receive. Doing so could cancel out your vote for the Board-approved nominees and help a hedge fund prevail over the interest of all shareholders.

For assistance voting your shares, please contact our proxy solicitor, Georgeson LLC at (877) 278-4775

IMPORTANT INFORMATION

On May 11, 2020, the Trust filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the "SEC") in connection with the Trust's 2020 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Trust with the SEC for no charge at the SEC's website at www.sec.gov. If you have any questions regarding this information or the proxy materials, please contact Georgeson LLC, the Trust's proxy solicitor assisting us in connection with the annual meeting, toll-free at 1-877-278-4775.